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                                                         Robert J. Boehlke
                                                         Chief Financial Officer
                                                         (408) 468-6285
                                                         Roberta Emerson (media)
                                                         (408) 571-3000


                     KLA INSTRUMENTS AND TENCOR INSTRUMENTS
                     OBTAIN SHAREHOLDER APPROVAL FOR MERGER

         NEWLY-FORMED KLA-TENCOR CORPORATION IS THE WORLDWIDE LEADER IN
            YIELD MANAGEMENT SOLUTIONS FOR THE SEMICONDUCTOR INDUSTRY

San Jose, Calif., April 30, 1997 - KLA Instruments (Nasdaq:KLAC) and Tencor Instruments (Nasdaq:TNCR) jointly announced today that shareholders of both companies have approved the merger agreement. The combined company, KLA-Tencor Corporation, is the worldwide leader in yield management and process control solutions for the semiconductor industry. These solutions include systems, software and consulting expertise for inspection, film measurement and metrology, as well as process data and fab-wide yield analysis.

"The merger between our two strong companies creates an industry leader uniquely positioned to advance the development of systems and technologies that are critical to the growing semiconductor industry," said Kenneth Levy, chairman of the new KLA-Tencor. According to industry research, the process diagnostics market served by KLA-Tencor is one of the fastest growing sectors of the overall semiconductor equipment industry, with a projected compound annual growth rate of 22.5%.

Jon D. Tompkins, chief executive officer of KLA-Tencor, noted that the newly combined company will have greater resources to meet the fast-paced demands of the industry. "KLA-Tencor has a very strong portfolio of proven yield management technologies and expertise. Our focus will now be to integrate and build upon this portfolio, leveraging our resources to accelerate key technology initiatives and enhance global customer support," Tompkins said. "We believe this will further our vision of providing customers with the critical process control and yield enhancement solutions needed to meet their increasingly stringent manufacturing and productivity goals."

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         KLA AND TENCOR OBTAIN SHAREHOLDER APPROVAL FOR MERGER - PAGE 2

The merger of the companies was effective 4:30 p.m. PDT, April 30, 1997. Under the merger agreement announced January 14, 1997, each outstanding share of Tencor Common Stock will be exchanged for one share of KLA-Tencor Common Stock. The new shares are traded on the Nasdaq National Market under the symbol KLAC. The merger is expected to qualify as a pooling-of-interests transaction, and the combined company anticipates a one-time charge of approximately $40 million in the fourth quarter of 1997, for direct merger transaction costs, costs associated with integrating the companies and other merger-related expenses.

In addition to Levy as chairman and Tompkins as CEO, Kenneth L. Schroeder, formerly president and COO of KLA, and Robert J. Boehlke, formerly vice president of finance and administration and CFO of KLA, will hold the same positions for KLA-Tencor.

Joining Levy, Tompkins and Schroeder on the board of directors for KLA-Tencor will be: James W. Bagley, chairman and CEO of Ontrak Systems, Inc.; Edward W. Barnholt, senior vice president and general manager of the Test and Measurement organization of Hewlett-Packard Company; Leo J. Chamberlain, a private investor; Richard J. Elkus, Jr., formerly vice chairman of the board of directors and executive vice president of Tencor; Dean O. Morton, formerly executive vice president, chief operating officer and director of Hewlett-Packard Company; Yoshio Nishi, Ph.D., director of research and development and senior vice president of Semiconductor Group of Texas Instruments, Inc.; Samuel Rubinovitz, former executive vice president of EG&G, Inc.; Dag Tellefsen, general partner of the investment manager of Glenwood Ventures I and II; and Lida Urbanek, wife of Tencor founding president, Karel Urbanek.

KLA-Tencor Corporation employs nearly 4,000 people and sells to leading semiconductor manufacturers worldwide. The company is headquartered in San Jose, Calif., with sales, service and application centers located around the world. KLA-Tencor common stock is traded on the Nasdaq National Market under the symbol KLAC. Additional information on the company and its products is available on the Internet at www.kla-tencor.com.

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                                (photo available)